As filed with the Securities and Exchange Commission on May 5, 2021.
Registration No. 333-204085
Registration No. 333-196457
Registration No. 333-135666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-204085
FORM S-8 REGISTRATION STATEMENT NO. 333-196457
FORM S-8 REGISTRATION STATEMENT NO. 333-135666
UNDER THE SECURITIES ACT OF 1933

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1655321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas 77380

(Address, including zip code, of registrants’ principal executive offices)

Restricted Stock Agreement
Sterling Construction Company, Inc. Stock Incentive Plan
2001 Stock Incentive Plan
(Full title of the plans)

Mark D. Wolf
General Counsel, Chief Compliance Officer and Corporate Secretary
1800 Hughes Landing Blvd.
The Woodlands, Texas 77380
(281) 214-0800
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copy to:
Kelly Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Sterling Construction Company, Inc. (the “Registrant”) is being filed to terminate all offerings under the below listed Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the below listed Prior Registration Statements.

1.Registration Statement on Form S-8, File No. 333-204085, filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2015, registering the offer and sale of 600,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Registrant’s Restricted Stock Agreement;

2.Registration Statement on Form S-8, File No. 333-196457, filed with the Commission on June 2, 2014, registering the offer and sale of 900,000 shares of Common Stock issuable pursuant to the Registrant’s Stock Incentive Plan; and

3.Registration Statement on Form S-8, File No. 333-135666, filed with the Commission on July 10, 2006, registering the offer and sale of 500,000 shares of Common Stock issuable pursuant to the Registrant’s 2001 Stock Incentive Plan.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements and is no longer issuing securities under the above-named plans or agreements. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 5, 2021.

STERLING CONSTRUCTION COMPANY, INC.

By:	/s/ Mark D. Wolf
Mark D. Wolf
General Counsel, Chief Compliance Officer and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.